Exhibit 99.1

RE: NN, Inc. 6210 Ardrey Kell Road Charlotte, NC 28277

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Paul Taylor	Claire Walsh
VP Marketing & Investor Relations	(General info)
(980) 264-4313	(212) 371-5999

FOR IMMEDIATE RELEASE

November 7, 2018

NN, INC. REPORTS THIRD QUARTER 2018 RESULTS

Charlotte, NC, November 7, 2018 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the third quarter ended September 30, 2018.

GAAP Results

Net sales for the third quarter of 2018 increased $57.5 million, or 38.8%, to $205.7 million, compared to $148.2 million for the third quarter of 2017, driven by sales from acquisitions of $54.4 million and organic sales growth of $5.1 million offset by foreign exchange impacts of $2.0 million.

On a GAAP basis, income from operations for the third quarter of 2018 was $5.9 million, compared to $5.6 million for the same period in 2017, due to strong growth in income from organic and acquisition sales growth in Life Sciences partially offset by higher than normal costs incurred in new program launches at each of the Life Sciences, Mobile Solutions and Power Solutions segments. Net loss on a GAAP basis for the third quarter of 2018 was $13.8 million. This compares to net income on a GAAP basis of $126.0 million in the third quarter of 2017. The third quarter of 2018 included $0.6 million in acquisition costs on a pre-tax basis and $6.6 million in debt extinguishment costs on a pre-tax basis. The third quarter of 2017 net income included $129.4 million of income from discontinued operations, net of tax which was primarily related to the gain on sale of our former Precision Bearings business.

On a GAAP basis, income from operations for third quarter 2018 in the Life Sciences segment was $6.7 million, compared to $3.0 million for the same period in 2017.

On a GAAP basis, income from operations for third quarter 2018 in the Mobile Solutions segment was $4.7 million, compared to $6.8 million for the same period in 2017.

On a GAAP basis, income from operations for third quarter 2018 in the Power Solutions segment was $2.7 million, compared to $4.2 million for the same period in 2017.

Adjusted Results

Adjusted income from operations for the third quarter of 2018 was $26.4 million, compared to $14.7 million for the same period in 2017. Adjusted net income increased to $8.7 million, or $0.30 per diluted share, from $6.4 million, or $0.23 per diluted share, for the same period in 2017.

Richard Holder, President and Chief Executive Officer, commented, “Through our improved business balance amongst end markets that behave in a counter cyclical manner, we delivered improved operating margins compared to last year. However, late in the quarter, our topline was adversely affected by macroeconomic factors primarily tied to tariff and trade concerns and uncertainty primarily in China, as well as an unfavorable foreign exchange and product mix in our Mobile Solutions business.”

Life Sciences

Net sales for the third quarter of 2018 were $78.4 million, compared to $22.2 million in the third quarter of 2017, an increase of 253.7% or $56.2 million. Adjusted income from operations for the quarter was $16.2 million, compared to $5.3 million in 2017.

Mr. Holder commented, “With the ongoing integration of Paragon Medical, coupled with strong growth in our legacy businesses, we continue to anticipate strong momentum in Life Sciences in line with our expectations.”

Mobile Solutions

Net sales for the third quarter of 2018 were $81.8 million, compared to $81.7 million in the third quarter of 2017, an increase of 0.2% or $0.1 million, with organic sales growth of 3% being offset by foreign exchange effects. Adjusted income from operations for the quarter decreased $1.9 million to $6.6 million, compared to $8.5 million in the third quarter of 2017. The slowing demand in China, coupled with costs incurred in new program launches impacted sales and adjusted operating income during the quarter.

Mr. Holder commented, “Mobile Solutions continues to drive toward improving its operating performance and production efficiency as we transition the ramp up of our record number of new programs from start-up to full production. While global automotive demand is softening, we anticipate that the continued adoption of CAFE technologies and our new program launches in this market will lessen the severity of the impact on our CAFE business.”

Power Solutions

Net sales for the third quarter of 2018 were $46.1 million, compared to $44.8 million in the third quarter of 2017, an increase of 2.8% or $1.3 million. Adjusted income from operations for the quarter was $7.9 million, compared to $7.3 million in 2017.

Mr. Holder commented, “We are making targeted strategic investments in Power Solutions, primarily in Aerospace and Defense to support this growing business. Recently announced investments into state-of-the-art technologies, as well as the expansion of our manufacturing capabilities in the northeast and California, are consistent with NN’s balanced portfolio approach and overall focus on expanding our presence in the electrical and aerospace end markets.”

The full set of financial guidance for the third quarter of 2018 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call on November 8, 2018 at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-877-260-1479 or 1-334-323-0522 Conference ID: 7616914. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 30 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share. Each of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share provide supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign-exchange, amortization of intangibles and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income (loss) and adjusted net income (loss) per diluted share to the U.S. GAAP financial measures of income from operations, net income (loss) and net income (loss) per diluted share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 51 facilities in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

Amounts in thousands of dollars, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$205,683	$148,156	$571,180	$463,658
Cost of sales (exclusive of depreciation and amortization shown separately below)	156,408	111,272	431,492	340,266
Selling, general and administrative expense	22,480	16,985	71,298	51,630
Acquisition related costs excluded from selling, general and administrative expense	597	619	5,810	619
Depreciation and amortization	21,259	13,384	51,798	39,006
Other operating income, net	(733)	—	(638)	(270)
Restructuring and integration expense (adjustments), net	(209)	345	2,137	362

Income from operations	5,881	5,551	9,283	32,045
Interest expense	18,608	12,739	46,592	39,916
Loss on extinguishment of debt and write-off of debt issuance costs	6,624	—	19,562	39,639
Derivative gain on change in interest rate swap fair value	—	(27)	—	(14)
Other (income) expense, net	308	(755)	1,882	(1,192)

Loss from continuing operations before benefit for income taxes and share of net income from joint venture	(19,659)	(6,406)	(58,753)	(46,304)
Benefit for income taxes	5,609	1,724	12,732	14,204
Share of net income from joint venture	266	1,202	1,744	4,139

Loss from continuing operations	(13,784)	(3,480)	(44,277)	(27,961)
Income from discontinued operations, net of tax (Note 2)	—	129,441	—	140,195

Net income (loss)	$(13,784)	$125,961	$(44,277)	$112,234

Other comprehensive income (loss):
Reclassification adjustment for discontinued operations	$—	$(9,243)	$—	$(9,243)
Foreign currency translation gain (loss)	(4,193)	6,411	(14,509)	21,027

Other comprehensive income (loss)	$(4,193)	$(2,832)	$(14,509)	$11,784

Comprehensive income (loss)	$(17,977)	$123,129	$(58,786)	$124,018

Basic net loss per share:
Loss from continuing operations per share	$(0.48)	$(0.13)	$(1.59)	$(1.02)
Income from discontinued operations per share	—	4.70	—	5.12

Net income (loss) per share	$(0.48)	$4.57	$(1.59)	$4.10

Weighted average shares outstanding	28,688	27,544	27,784	27,403

Diluted net loss per share:
Loss from continuing operations per share	$(0.48)	$(0.13)	$(1.59)	$(1.02)
Income from discontinued operations per share	—	4.70	—	5.12

Net income (loss) per share	$(0.48)	$4.57	$(1.59)	$4.10

Weighted average shares outstanding	28,688	27,544	27,784	27,403

Cash dividends declared per common share	$0.07	$0.07	$0.21	$0.21

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

$000s	Three Months Ended September 30,		$000s	Three Months Ended September 30,
NN, Inc. Consolidated	2018	2017	Power Solutions	2018	2017
GAAP income from operations	$5,881	$5,551	GAAP income from operations	$2,706	$4,166
Restructuring and integration expense	(209)	345	Restructuring and integration expense	—	—
Acquisition and transition expense	9,569	2,922	Acquisition and transition expense	2,139	400
Amortization of intangibles	11,129	5,835	Amortization of intangibles	3,021	2,725

Non-GAAP adjusted income from operations (a)	26,370	14,653	Non-GAAP adjusted income from operations (a)	7,866	7,291

GAAP net sales	205,683	148,156	GAAP net sales	46,082	44,824

$000s	Three Months Ended September 30,		$000s	Three Months Ended September 30,
Mobile Solutions	2018	2017	Life Sciences	2018	2017
GAAP income from operations	$4,657	$6,799	GAAP income from operations	$6,717	$3,011
Restructuring and integration expense	51	345	Restructuring and integration expense	(260)	—
Acquisition and transition expense	974	500	Acquisition and transition expense	2,532	—
Amortization of intangibles	885	868	Amortization of intangibles	7,223	2,242

Non-GAAP adjusted income from operations (a)	6,567	8,512	Non-GAAP adjusted income from operations (a)	16,212	5,253

GAAP net sales	81,805	81,664	GAAP net sales	78,363	22,154

5

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and

Net Income (Loss) per Diluted Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Share

	Three Months Ended September 30,
$000s	2018	2017
GAAP net income (loss)	$(13,784)	$125,961

Pre-tax acquisition and transition expense	9,569	2,922
Pre-tax foreign exchange (gain) loss on inter-company loans	658	(538)
Pre-tax restructuring and integration expense	(209)	345
Pre-tax write-off unamortized debt issuance costs	6,624	—
Pre-tax gain on change in fair value of interest rate swap	—	(27)
Pre-tax amortization of intangibles and deferred financing costs	12,550	7,033
Pre-tax interest expense on cash held from divestiture	—	2,440
Tax effect of adjustment reflected above (b)	(6,737)	(2,279)
Income from discontinued operations	—	(129,441)

Non-GAAP adjusted net income (loss) (c)	8,671	6,416

	Three Months Ended September 30,
Amounts per share, diluted	2018	2017
GAAP net income (loss) per diluted share	$(0.48)	$4.57

Pre-tax acquisition and transition expense	0.33	0.11
Pre-tax foreign exchange (gain) loss on inter-company loans	0.02	(0.02)
Pre-tax restructuring and integration expense	(0.01)	0.01
Pre-tax write-off unamortized debt issuance costs	0.23	—
Pre-tax gain on change in fair value of interest rate swap	—	(0.00)
Pre-tax amortization of intangibles and deferred financing costs	0.44	0.26
Pre-tax interest expense on cash held from divestiture	—	0.09
Tax effect of adjustment reflected above (b)	(0.23)	(0.08)
Income from discontinued operations	—	(4.70)

Non-GAAP adjusted net income (loss) per diluted share (c)	0.30	0.23

Weighted average shares outstanding, diluted	28,688	27,544

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. Over the past four years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.

(c) Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals that do not necessarily represent a major strategic shift in operations), charges related to acquisition and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, foreign exchange gain (loss) on inter-company loans, gains and losses in the fair value of interest rate swaps, estimated interest expense on cash held from divestiture, the impact of the Tax Cut and Jobs Act and income from discontinued operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.